Exhibit 10.1

Amended and Restated Executive Employment Agreement
This Amended and Restated Executive Employment Agreement (the “Agreement”) is made as of April 1, 2014 by and among Scientific Games Corporation, a Delaware corporation (the “Company”), WMS Industries Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“WMS”) and Scott D. Schweinfurth (“Executive”).
WHEREAS, WMS and Executive are parties to an Executive Employment Agreement, dated November 15, 2013 (the “Former Agreement”);
WHEREAS, the Company and Executive wish to amend and restate the Former Agreement;
NOW, THEREFORE, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties hereto agree as follows.
1.Employment; Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on April 1, 2014 (the “Effective Date”) and ending on March 31, 2017, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 4. The Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date that is ninety (90) days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 4.
2.    Position and Duties. During the Term, Executive will serve as Executive Vice President and Chief Financial Officer of the Company and as an officer or director of any subsidiary or affiliate of the Company if elected to any such position by the stockholders or by the board of directors of any such subsidiary or affiliate, as the case may be. In such capacity, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions, and as otherwise may be assigned to Executive from time to time by the President and Chief Executive Officer of the Company (the “CEO”) or upon the authority of the board of directors of the Company (the “Board”). Subject to Section 4(e), Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine from time to time. Executive hereby agrees to accept such employment and to serve the Company and its subsidiaries and affiliates to the best of Executive’s ability in such capacities, devoting all of Executive’s business time to such employment. However, Executive may devote reasonable time to (i) supervision of personal investments, or otherwise attend to personal affairs, including family financial and legal affairs, (ii) activities involving professional, charitable, educational, civic, religious and similar public-service types of activities, including speaking engagements, and (iii) serving on the board of directors of one publicly-traded company, subject to the written consent of the CEO, provided that the activities set forth in (i) through (iii) do not interfere or conflict in any material way with the Executive’s responsibilities hereunder. The time involved in such activities shall not be treated as vacation time. The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).
3.    Compensation.
(a)    Base Salary. During the Term, Executive will receive a base salary (“Base Salary”) of Six Hundred Seventy Five Thousand U.S. dollars (US$675,000) per annum (pro-rated for any partial year), payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive. In the event that the Company, in its sole discretion, from time to time determines to increase Executive’s base salary, such increased amount shall, from and after the effective date of such increase, constitute “Base Salary” of Executive. Executive's annual Base Salary shall not be reduced after any increase.
(b)    Incentive Compensation. Executive shall have the opportunity annually to earn incentive compensation (“Incentive Compensation”) in amounts determined by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (the “Incentive Compensation Plan”), except as otherwise provided herein. Under such Incentive Compensation Plan, beginning in calendar year 2014, Executive shall have the opportunity annually to earn up to seventy five percent (75%) of Executive’s Base Salary as Incentive Compensation at “target opportunity” (“Target Bonus”) and one hundred and fifty percent (150%) of Executive’s Base Salary as Incentive Compensation at “maximum opportunity” on the terms and subject to the conditions of such Incentive Compensation Plan, (any such Incentive Compensation to be subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive).
(c)    Eligibility for Annual Equity Awards. Executive shall be eligible to receive an annual grant of stock options, restricted stock units or other equity awards in the sole discretion of the Compensation Committee and in accordance with the applicable plans and programs of the Company for senior executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest of Executive under any such plan or program.
(d)    Expense Reimbursement. Subject to Section 3(g), the Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, on a timely basis upon timely submission by Executive of vouchers therefor in accordance with the Company’s standard policies and procedures.
(e)    Health and Welfare, and Other Benefits. Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life insurance, accidental death and dismemberment insurance, 401(k) or other retirement, deferred compensation, stock ownership and such other plans and programs which are made generally available by the Company to senior executives of the Company in accordance with the terms of such plans and programs and subject to the right of the Company (or its applicable affiliate) to at any time amend or terminate any such plan or program. Executive shall be entitled to paid vacation, holidays and any other time off in accordance with the Company’s policies in effect from time to time. Notwithstanding the foregoing, for the 2014 calendar year, Executive shall participate in the health and welfare plans and programs which are made generally available by WMS to its senior executives in accordance with the terms of such plans and programs and subject to the right of WMS (or its applicable affiliate) to at any time amend or terminate any such plan or program. For the avoidance of doubt, Executive’s service with WMS shall count as service for purposes of eligibility and vesting under the pension, health and welfare plans, and for purposes of eligibility, vesting and accrual under the vacation and paid-time-off policies, of the Company beginning in the 2015 calendar year, in each case, to the extent the Company credits prior service of its similarly situated senior executives.
(f)    Special Equity Award. In connection with Executive’s execution of this Agreement, as of the Effective Date, or if the Effective Date is not a business day, the first business day immediately following the Effective Date (the “Grant Date”), the Company shall grant to Executive an award of 33,650 restricted stock units (the “Special Equity Award”) under the Company’s Amended and Restated Incentive Plan (2013 Restatement), as amended and restated (or other then applicable equity compensation plan) (the “Plan”), pursuant to an equity award agreement to be provided by the Company and entered into by and between the Company and Executive (the “Equity Award Agreement”). The Equity Award Agreement shall provide that the Special Equity Award shall vest with respect to twenty-five percent (25%) of the shares of Company common stock subject to such Special Equity Award on each of the first four anniversaries of the Grant Date, subject to Executive’s continued employment through the applicable vesting date (except as otherwise provided in this Agreement and the Equity Award Agreement), and shall be settled in shares of Company common stock on the applicable vesting date, less applicable tax withholdings therefrom, and subject to any applicable provisions relating to the accelerated vesting and forfeiture as described in this Agreement, the Equity Award Agreement or the Plan.
(g)    Taxes and Internal Revenue Code 409A. Payment of all compensation and benefits to Executive under this Agreement shall be subject to all legally required and customary withholdings. It is the Company’s and Executive’s mutual intent that all compensation and benefits provided to Executive under this Agreement shall be granted and paid in a manner that is either exempt from or complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”); provided, the Company makes no representations regarding the tax implications of such compensation and benefits under Section 409A. Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. The Company reserves the right to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A. In addition, in the event any benefits or amounts paid to Executive hereunder are deemed to be subject to Section 409A, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A (including, but not limited to, delaying payment until six (6) months following termination of employment). Notwithstanding anything herein to the contrary, if (i) at the time of Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company other than as a result of Executive’s death, (ii) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), (iii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A). Any remaining payments or benefits shall be made as otherwise scheduled hereunder. Furthermore, to the extent any payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent permissible under Section 409A, in a manner determined by the Company that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
4.    Termination of Employment. Executive’s employment may be terminated at any time prior to the end of the Term under the terms described in this Section 4, and the Term shall automatically terminate upon any termination of Executive’s employment. For purposes of clarification, except as otherwise expressly provided in this Agreement or the terms of the applicable plans, grant agreements and programs governing Executive’s then-outstanding options, restricted stock units or other awards, all such awards will terminate on any termination of the Term and Executive’s employment with the Company. Each such award that does not terminate on termination of the Term and Executive’s employment with the Company will continue to be governed by the terms of the plan, grant agreement or program applicable to such award.
(a)    Termination of Executive’s Employment. Executive or the Company may terminate Executive’s employment hereunder for any reason or no reason upon sixty (60) days’ prior written notice to the other referring to this Section 4(a); provided, however, that in the event of a termination for Cause (as defined below), the Company shall not be required to provide Executive with any prior notice of such termination. Upon any termination of Executive’s employment, other than a termination of Executive’s employment by the Company for Cause, Executive shall be entitled to the following compensation and benefits (the payments set forth in Sections 4(a)(i) - 4(a)(v), collectively, the “Standard Termination Payments”):

(i)    any accrued but unpaid Base Salary for services rendered by Executive to the date of such termination, payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive;
(ii)    any earned annual Incentive Compensation Plan bonus or other annual Incentive Compensation award, for which the performance measurement period has ended prior to the Executive’s termination date, but which is unpaid at the time of termination (the “Earned Incentive Compensation”), including any annual Incentive Compensation award for which the performance measurement date is the same date as the expiration date of the Term of this Agreement when not renewed by either party pursuant to Section 1, in each case, payable on the date such Earned Incentive Compensation would otherwise be paid by the Company;
(iii)    any accrued but unpaid vacation pursuant to Company policy;
(iv)    any vested non-forfeitable amounts owing or accrued at the date of such termination under benefit plans, programs and arrangements set forth or referred to in Section 3(e) in which Executive participated during the Term will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder); and
(v)    reasonable business expenses and disbursements incurred by Executive prior to such termination, which will be reimbursed in accordance with Section 3(d).
(b)    Termination By Reason of Death. If Executive dies during the Term, the last beneficiary designated by Executive by written notice to the Company (or, in the absence of such designation, Executive’s estate) shall be entitled to the following compensation and benefits:
(i)    the Standard Termination Payments; and
(ii)    a lump sum cash payment equal to one and one-half (1.5) of Executive’s then current Base Salary (subject to a $1,000,000 cap) payable within sixty (60) days of Executive’s death, which in the Company’s discretion may be funded under a life insurance policy for which the Company pays premiums (a “Life Insurance Benefit”). For the avoidance of doubt, any proceeds from any life insurance policy for which Executive pays premiums shall not reduce the amount otherwise payable by the Company to Executive under this Section 4(b)(ii).
(c)    Termination By Reason of Total Disability. The Company may terminate Executive’s employment in the event of Executive’s “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean Executive’s (1) becoming eligible to receive benefits under any long-term disability insurance program of the Company or (2) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment. In the event that Executive’s employment is terminated by the Company by reason of Total Disability, the Company shall pay the following amounts, and make the following other benefits available, to Executive:
(i)    the Standard Termination Payments; and
(ii)    an amount equal to Executive’s annual Base Salary, payable in approximately equal installments over a period of twelve (12) months after such termination; provided that such amount shall be reduced with each installment payment being reduced pro rata by the amount of any long-term disability payments to which Executive may be entitled following the termination of his employment as a result of any disability plan sponsored or maintained by the Company or any of its affiliates providing benefits to Executive.
(d)    Termination by the Company for Cause. The Company may terminate the employment of Executive without notice at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean: (i) gross neglect by Executive of Executive’s duties hereunder; (ii) Executive’s conviction (including conviction on a nolo contendere plea) of a felony or any non-felony crime or offense involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude; (iii) willful misconduct by Executive in connection with the performance of Executive’s duties hereunder; (iv) intentional breach by Executive of any material provision of this Agreement; (v) material violation by Executive of a material provision of the Company’s Code of Business Conduct; or (vi) any other willful or grossly negligent conduct of Executive that would make the continued employment of Executive by the Company materially prejudicial to the best interests of the Company. For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by him knowingly, purposefully and not in good faith. For the avoidance of doubt, “Cause” shall not include the mere disagreement or difference of views, in and of itself, between Executive and one or more directors or officers of the Company or any of its affiliates with respect to any matter(s) relating to the business, affairs or operations of the Company and/or any of its affiliates (it being understood and agreed that this sentence does not exclude from “Cause,” without limitation, any act or failure to act which otherwise would constitute “Cause” resulting from such disagreement or difference of views). In the event Executive’s employment is terminated by the Company for “Cause,” Executive shall only be entitled to the payments set forth in Sections 4(a)(i), 4(a)(iii), 4(a)(iv) and 4(a)(v) of this Agreement.
(e)    Termination by the Company without Cause; Executive Termination for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason (as defined below) during the Term (and not, for the avoidance of doubt, in the event of a termination pursuant to Sections 4(b), (c), (d), or (g) hereof), the Company shall pay the following amounts, and make the following other benefits available, to Executive:
(i)    the Standard Termination Payments;
(ii)    an amount equal to the sum of (A) Executive’s Base Salary and (B) an amount equal to the highest annual Incentive Compensation paid to Executive (if any) in respect of the two (2) most recently completed fiscal years of the Company but not more than Executive’s Target Bonus for the fiscal year of Executive’s termination (if Executive was not employed by the Company during the prior fiscal year, such amount shall be Executive’s Target Bonus for the then fiscal year) (such amount under this sub-clause (B), the “Severance Bonus Amount”), such amount under this clause (ii) payable over a period of twelve (12) months after such termination in accordance with Section 3(g);
(iii)    no later than March 15 following the end of the year in which such termination occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation that would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs;
(iv)    subject to Section 5.6 hereof, full vesting of any unvested stock options, unvested restricted stock units or other unvested equity-based awards held by Executive immediately prior to such termination (provided that any such stock options (together with any other vested stock options) held by Executive will cease being exercisable upon the earlier of ninety (90) days after such termination and the scheduled expiration date of such stock options), and, in all other respects, all stock options, restricted stock units and other equity-based awards held by Executive shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that, for the avoidance of doubt, in the event such termination occurs prior to the Compensation Committee’s determination as to the satisfaction of any performance criteria to which any such awards is subject, such awards will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such awards will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such awards will immediately be forfeited to the extent contemplated by the terms of such award in the event that such criteria are determined not to have been satisfied); and
(v)    if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly COBRA premiums for such coverage, for a period of twelve (12) months.
For purposes of this Agreement, “Good Reason” shall mean that, without Executive’s prior written consent, any of the following shall have occurred: (i) a material change, adverse to Executive, in Executive’s positions, titles, offices, or duties as provided in Section 2 hereof, except, in such case, in connection with the termination of Executive’s employment for Cause or due to Total Disability, death or expiration of the Term; (ii) an assignment of any significant duties to Executive that are materially inconsistent with Executive’s positions or offices held under Section 2 hereof; (iii) a material decrease in Base Salary or material decrease in Executive’s incentive compensation provided under this Agreement; (iv) a requirement that Executive be principally based at a work location that would result in an increase to his commute by more than thirty (30) miles from his commute as of the Effective Date to the Waukegan or Chicago locations, whichever is further from his primary residence as of the Effective Date, and (v) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Executive for Good Reason under any of clauses (i) - (v) of this Section 4(e) shall not be considered effective unless Executive shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after Executive has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company.
(f)    Termination by the Company without Cause or by Executive for Good Reason in connection with a Change in Control. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section 4(e) and such termination occurs upon, or within one (1) year immediately following, a “Change in Control” (as defined below), Executive shall be entitled (without duplication) to the payments and benefits described in Section 4(e), except that, solely in the case of an amount otherwise payable under Section 4(e)(ii), such amount shall be multiplied by two (2) (i.e., an amount equal to two (2) multiplied by the sum of Executive’s Base Salary and the Severance Bonus Amount, without duplication) and such amount shall be payable over a period of twenty-four (24) months after termination in accordance with Section 3(g) of this Agreement; provided, however, to the extent that such amount under Section 4(e)(ii) is exempt from Section 409A and/or if such Change in Control constitutes a change in ownership, change in effective control or a change in ownership of a substantial portion of the assets of the Company under Regulation Section 1.409A-3(i)(5), such amount otherwise payable under Section 4(e)(ii) shall be paid in a lump sum in accordance with Section 3(g) of this Agreement. Notwithstanding the foregoing, if following the Effective Date there occurs a transaction that constitutes a “change of control” under U.S Treasury Regulation 1.280G-1, and any payments, distributions, benefits or entitlements due to the Executive hereunder (the “Payments”) could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”), the Payments shall be reduced to the extent necessary to avoid the imposition of any excise tax imposed by Section 4999 of the Code (or any successor provision thereto), any similar tax imposed by state or local law, or any interest or penalties with respect to such tax on the Payments or a loss of deductibility under Section 280G of the Code; provided, however, that the Payments shall only be reduced to the extent that the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the Payments received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Payments would be Parachute Payment, consideration shall be given to whether any portion of the Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Payments must be reduced pursuant to this Section, the Company, without consulting Executive regarding the order of reduction of such Payments, will reduce the Payments to achieve the best economic benefit, and to the extent economically equivalent, on a pro-rata basis.
For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary or affiliate and any employee benefit plan sponsored or maintained by the Company or any subsidiary or affiliate (including any trustee of such plan acting as trustee) or any current stockholder of 20% or more of the outstanding common stock of the Company, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least 40% of the combined voting power of the Company’s then-outstanding securities; (ii) the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this Section 4(f), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity; (iii) the stockholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect); or (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.
(g)    Expiration of the Term without Renewal by the Company or the Executive. In the event of a termination of Executive’s employment (other than a termination by the Company for Cause) occurring upon or after the date that the Term expires as a result of a Company notice of nonrenewal or the Executive delivering a notice of nonrenewal, in addition to receiving the Standard Termination Payments, Executive shall be entitled to, subject to Section 5.6 hereof, (i) full vesting of any unvested stock options, unvested restricted stock units or other unvested equity-based awards granted to Executive prior to January 1, 2014 and held by Executive upon the termination of Executive at the expiration of the Term (the “Prior Awards” which, for the avoidance of doubt, excludes the Special Equity Award) and (ii) any unvested stock options, restricted stock units or other equity awards held by Executive upon the termination of Executive at the expiration of the Term, other than the Prior Awards, will continue to vest in accordance with the original vesting schedule applicable to such equity awards (i.e., without regard to such expiration), and any stock options may be exercised until the scheduled expiration date of such stock options; provided, that in each of (i) and (ii), in all other respects, all such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided further, however, that, for the avoidance of doubt, in the event such termination occurs prior to the Compensation Committee’s determination as to the satisfaction of any performance criteria to which any such awards is subject, such awards will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such awards will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such awards will immediately be forfeited to the extent contemplated by the terms of such award in the event that such criteria are determined not to have been satisfied).
(h)    Set-Off and No Mitigation. Executive shall have no obligation to mitigate damages pursuant to this Section 4 but shall be obligated to promptly advise the Company regarding obtaining other employment providing health insurance benefits with respect to services provided to another employer during any period of continued payments pursuant to this Section 4. The Company’s obligation to make continued insurance payments to or on behalf of Executive shall be reduced by any insurance coverage obtained by Executive during the severance period through employment by another entity (without regard to when such coverage is paid). To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A would not result, any amounts otherwise due to Executive hereunder (including, without limitation, any payments pursuant to this Section 4) shall be subject to set-off with respect to any undisputed amounts Executive otherwise owes the Company or any subsidiary or affiliate thereof.
(i)    No Other Benefits or Compensation. Except as may be provided under this Agreement, under any other effective written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company or any subsidiary or affiliate thereof, or to participate in any other plan, arrangement or benefit provided by the Company or any subsidiary or affiliate thereof, with respect to any future period after such termination or resignation. Executive acknowledges and agrees that he is entitled to no compensation or benefits from the Company or any of its subsidiaries or affiliates of any kind or nature whatsoever in respect of periods prior to the date of this Agreement. For the avoidance of doubt, Executive acknowledges and agrees that (i) he is not entitled to any payments or benefits from the Company or any of its subsidiaries or affiliates and (ii) he is not subject to any obligations during or following a termination of his employment with the Company, in each of (i) and (ii), under the Former Agreement.
(j)    Release of Employment Claims; Compliance with Section 5. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment and the termination of such employment (other than enforcement of this Agreement). The Company shall provide Executive with the proposed form of general release agreement referred to in the immediately preceding sentence no later than two (2) days following the date of termination. Executive shall thereupon have 21 days to consider such general release agreement and, if he executes such general release agreement, shall have seven (7) days after execution of such general release agreement to revoke such general release agreement. Absent such revocation, such general release agreement shall become binding on Executive. If Executive does not revoke such general release agreement, payments contingent on such general release agreement that constitute deferred compensation under Section 409A (if any) shall be paid on the later of 60 days after the date of termination or the date such payments are otherwise scheduled to be paid pursuant to this Agreement. The Company’s obligation to make any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments) shall immediately cease if Executive willfully and materially breaches Section 5.1, 5.2, 5.3, 5.4, or 5.8.
5.    Noncompetition; Non-solicitation; Nondisclosure; etc.
5.1 Noncompetition; Non-solicitation.
(a)    Executive acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry. In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 3 and 4), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time (as defined in Section 5.1(e)), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, unless approved in writing by the CEO. For purposes of this Section 5, “Competing Business” shall mean any business or operations (i) (A) involving the design, development, manufacture, production, sale, lease, license, provision, operation or management (as the case may be) of (1) instant lottery tickets or games or any related marketing, warehouse, distribution, category management or other services or programs; (2) lottery-related terminals or vending machines (whether clerk-operated, self-service or otherwise), (3) gaming machines, terminals or devices (including video or reel spinning slot machines, video poker machines, video lottery terminals and fixed odds betting terminals), (4) lottery, video gaming (including server-based gaming), sports betting or other wagering or gaming systems (including control and monitoring systems, local or wide-area progressive systems and redemption systems); (5) lottery or gaming-related proprietary or licensed content (including themes, entertainment and brands), platforms, websites and loyalty and customer relationship management programs (including any of the foregoing relating to online play, social gaming or interactive (including internet and mobile) lottery or gaming); (6) prepaid cellular or other phone cards; or (7) ancillary products (including equipment, hardware, software, marketing materials, chairs and signage) or services (including field service, maintenance and support) related to any of the foregoing under sub-clauses (1) through (6) above or (B) in which the Company is then or was within the previous twelve (12) months engaged (excluding any such business engaged in prior to the Effective Date but not engaged in on the Effective Date), or in which the Company, to Executive’s knowledge, contemplates to engage in during the Term or the Covered Time; (ii) in which Executive was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which Executive has obtained proprietary or confidential information; and (iii) which was conducted anywhere in the United States or in any other geographic area in which such business was conducted or planned to be conducted by the Company. Executive’s continuing service on a board of directors specifically approved in writing by the CEO shall not be deemed service to a Competing Business. Without limiting the other restrictions in this Section 5, nothing in this Section 5.1(a) is intended to preclude the unknowing ownership or trading by Executive of securities in a Competing Business through a mutual fund or being an investment banker at a firm that represents Competing Business interests. Moreover, the acquisition of up to 2% of the outstanding equity, debt securities, or other equity interests or any person, corporation, partnership, or other business entity for passive investment purposes shall not, in and of itself, be construed as engaging in a Competing Business.
(b)    In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 3 and 4), Executive agrees that, during the Term (including any extensions thereof) and during the Covered Time, Executive shall not, directly or indirectly, unless previously approved in writing by the CEO: (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive’s actual knowledge, is, or was within one hundred eighty (180) days prior to such hiring, an employee of the Company.
(c)    During the Term (including any extensions thereof) and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (A) Executive will provide copies of Section 5 of this Agreement to the Competitor, and (B) in the case of any circumstance described in (iii) above occurring during the Covered Time, and in the case of any circumstance described in (i) or (ii) above occurring during the Term or during the Covered Time, Executive will promptly provide notice to the Company of such circumstances at such time as all such negotiations have concluded and a binding offer of employment has been delivered to Executive for his acceptance, but in any event no later than five (5) business days before executing a binding employment agreement, or if there is no employment agreement, five (5) business days before starting to provide services to a Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement. For purposes of this Agreement, “Competitor” shall mean any person or entity (other than the Company, its subsidiaries or affiliates) that engages, directly or indirectly, in the United States in any Competing Business.
(d)    Executive understands that the restrictions in this Section 5.1 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement

(including, without limitation, Sections 3 and 4) is sufficient to justify such restrictions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such restrictions prevent Executive from earning a living or otherwise should be held void or unenforceable.
(e)    For purposes of this Section 5.1, “Covered Time” shall mean the period beginning on the date of termination of Executive’s employment (the “Date of Termination”) and ending twelve (12) months after the Date of Termination.
5.2    Proprietary Information; Inventions.
(a)Executive acknowledges that, during the course of Executive’s employment with the Company, Executive necessarily will have (and during any employment by, or affiliation with, the Company prior to the Term has had) access to and make use of proprietary information and confidential records of the Company. Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any person or entity, any such proprietary information, unless and to the extent such disclosure has been authorized in writing by the Company or is otherwise required by law. The term “proprietary information” means: (i) the software products, programs, applications, and processes utilized by the Company; (ii) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (iv) any information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by the Company; (vi) any information that, to Executive’s actual knowledge, the Company ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of the Company’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which the Company, to Executive’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing. Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally known or available to the public or generally known to the industry or information that becomes available to Executive on an unrestricted, non-confidential basis from a source other than the Company or any of its directors, officers, employees, agents or other representatives (without breach of any obligation of confidentiality of which Executive has knowledge, after reasonable inquiry, at the time of the relevant disclosure by Executive). Notwithstanding the foregoing and Section 5.3, Executive may disclose or use proprietary information or confidential records solely to the extent (A) such disclosure or use may be required or appropriate in the performance of his duties as a director or employee of the Company, (B) required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information (provided that in such case Executive shall first give the Company prompt written notice of any such legal requirement, disclose no more information than is so required and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information), (C) such information or records becomes generally known to the public without his violation of this Agreement, or (D) disclosed to Executive’s spouse, attorney and/or his personal tax and financial advisors to the extent reasonably necessary to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that any disclosure or use of any proprietary information or confidential records by an Exempt Person shall be deemed to be a breach of this Section 5.2 or Section 5.3 by Executive.
(a)    Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term (and during any employment by, or affiliation with, the Company prior to the Term) shall belong to the Company, provided that such Inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. Executive shall further: (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of Executive’s inventorship. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within two (2) years after the termination of Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term. Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed in Exhibit A to this Agreement.

5.3    Confidentiality and Surrender of Records. Executive shall not, during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except to the extent required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any person or entity other than in the course of such person’s or entity’s employment or retention by the Company, nor shall Executive retain, and will deliver promptly to the Company, any of the same following termination of Executive’s employment hereunder for any reason or upon request by the Company. For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the Term and thereafter.
5.4    Non-disparagement. Executive shall not, during the Term and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.
5.5    No Other Obligations. Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other person in connection with Executive’s employment by the Company without such person’s authorization.
5.6    Forfeiture of Outstanding Equity Awards; “Clawback” Policies. The provisions of Section 4 notwithstanding, if Executive willfully and materially fails to comply with Section 5.1, 5.2, 5.3, 5.4, or 5.8, the restricted stock units granted by WMS in September 2013 and all options to purchase common stock, restricted stock units and other equity-based awards granted by the Company or any of its affiliates on or after October 18, 2013 and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled. Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to senior executives of the Company, that the Company may adopt from time to time, including without limitation any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.
5.7    Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 5 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
5.8    Cooperation with Regard to Litigation. Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. In addition, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred in connection with Executive’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent Executive in connection with such action, suit or proceeding due to actual or potential conflicts of interests.
5.9    Survival. The provisions of this Section 5 shall survive the termination of the Term and any termination or expiration of this Agreement.
5.10    Company. For purposes of this Section 5, references to the “Company” shall include the Company and each subsidiary and/or affiliate of the Company (and each of their respective joint ventures and equity method investees).
6.    Code of Conduct. Executive acknowledges that he has read the Company’s Code of Business Conduct and agrees to abide by such Code of Business Conduct, as amended or supplemented from time to time, and other policies applicable to employees and executives of the Company.
7.    Indemnification and Insurance. The Company shall indemnify Executive to the full extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. During the Term and at all times thereafter that Executive may be subject to liability, the Company shall cover Executive as an insured under the terms of the Company’s directors' and officers' liability insurance policy, as in effect from time to time. The provisions of this Section 7 shall survive the termination of the Term and any termination or expiration of the Agreement.
8.    Assignability; Binding Effect. Neither this Agreement nor the rights or obligations hereunder of the parties shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below. The Company may assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Executive hereunder. This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.
9.    Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, the Former Agreement, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. Except as contemplated by Section 3(g), this Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay by either party in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof.
10.    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.
11.    Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.
12.    Governing Law; Arbitration.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.
(b)    Arbitration. Executive and the Company agree that, except for claims for workers’ compensation, unemployment compensation, and any other claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment, and/or termination of employment, with the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 5. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to Section 5, the Company and Executive hereby consent to the jurisdiction of a court situated in Chicago, Illinois; provided that damages for any alleged violation of Section 5, as well as any claim, counterclaim or cross-claim brought by Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum. Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.
Any arbitration under this Agreement shall be filed exclusively with, and administered by, the American Arbitration Association in Chicago, Illinois before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators. Each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise. Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum. The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs. Executive shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.
EXECUTIVE INITIALS: SDS         COMPANY INITIALS: DLK
(c)    WAIVER OF JURY TRIAL. BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.
13.    Titles and Captions. All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.
14.    Joint Drafting. In recognition of the fact that the parties had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party hereto.
15.    Notices. All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to Scientific Games International, Inc., c/o Scientific Games Corporation, Attn: Legal Department, at 750 Lexington Avenue, 25th Floor, New York, NY 10022, (b) to Executive, at the last address shown in the Company’s records, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.
16.    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless the context otherwise indicates. When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated or the context requires otherwise. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto”, “hereunder” and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References in this Agreement to “dollars” or “$” are to U.S. dollars. When a reference is made in this Agreement to a law, statute or legislation, such reference shall be to such law, statute or legislation as it may be amended, modified, extended or re-enacted from time to time (including any successor law, statute or legislation) and shall include any regulations promulgated thereunder from time to time. The headings used herein are for reference only and shall not affect the construction of this Agreement.
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IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date above written.

SCIENTIFIC GAMES CORPORATION

By: /s/ David L. Kennedy Name: David L. Kennedy Title: President & CEO
WMS INDUSTRIES INC.

By: /s/ Janice Serpico Name: Janice Serpico Title: VP of Corporate HR EXECUTIVE
/s/ Scott Schweinfurth Name: Scott Schweinfurth

Signature Page – Scott Schweinfurth Employment Agreement

Exhibit A
Inventions
None

2